UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2023

Avangrid, Inc.

(Exact name of registrant as specified in its charter)

New York	001-37660	14-1798693
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

180 Marsh Hill Road
Orange, Connecticut	06477
(Address of principal executive offices)	(Zip Code)

207-629-1190

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AGR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 24, 2023, Vineyard Wind 1 LLC (“Vineyard Wind”), a joint venture offshore wind development company that is 50% indirectly owned by Avangrid Renewables, LLC (“AREN”), an indirect, wholly-owned subsidiary of Avangrid, Inc. (the “Corporation”), and 50% indirectly owned by funds of Copenhagen Infrastructure Partners, closed an approximately $1.2 billion tax equity financing transaction (the “Tax Equity Financing Transaction”) with J.P. Morgan Chase, Bank of America, and Wells Fargo (the “Tax Equity Investors”), in connection with its development, construction, ownership, leasing, operation and maintenance of an up to 800-megawatt wind generating facility currently under construction in waters off of the coast of Martha’s Vineyard, Massachusetts (the “Vineyard Wind 1 Project”).

The Tax Equity Financing Transaction was committed by the execution of that certain Equity Capital Contribution Agreement, dated as of October 24, 2023 (the “ECCA”), by and among Vineyard Wind Sponsor Partners 1 LLC (“Class B Investor”) (a joint venture that is 50% directly owned by Avangrid Vineyard Wind, LLC (“Avangrid Vineyard Wind”) and 50% directly owned by Vineyard Wind CI Partners 1 LLC (“CIP Vineyard Wind”)) and the Tax Equity Investors, pursuant to which the Tax Equity Investors and Class B Investor have agreed to make certain equity contributions in furtherance of the Vineyard Wind 1 Project. In connection with the first funding under the Tax Equity Financing Transaction, which is expected to occur in the fourth quarter of 2023, the Corporation will issue a parent guaranty in favor of the Tax Equity Investors (the “Tax Equity Guaranty”). The aggregate amount of the Tax Equity Guaranty will increase over time as the Tax Equity Investors fund their investments in the Vineyard Wind 1 Project (the “Tax Equity Guaranty”) up to a maximum guaranteed amount of approximately $725 million.

Prior to the consummation of the Tax Equity Financing Transaction and as previously disclosed by the Corporation, (i) Vineyard Wind, Avangrid Vineyard Wind, and Class B Investor entered into various debt financing arrangements (including a construction loan agreement, term loan agreement, equity contribution agreement and related documents) (the “Vineyard Wind 1 Debt Financing Documents”) with Banco Santander, S.A., New York Branch, as administrative agent (together with its successors and assigns in such capacity, “Administrative Agent”), U.S. Bank National Association (as successor-in-interest to MUFG Union Bank, N.A.), as collateral agent (together with its successors and assigns in such capacity, “Collateral Agent”), and the lenders and issuing lenders from time to time party thereto, and (ii) the Corporation issued a guaranty (as amended, restated, amended and restated, supplemented and otherwise modified and in effect from time to time, the “Lender Guaranty”), in favor of U.S. Bank National Association (as successor-in-interest to MUFG Union Bank, N.A.), pursuant to which the Corporation agreed to guarantee the payment when due of all payment obligations of Avangrid Vineyard Wind arising under the equity contribution agreement. As a condition to, and in connection with, the consummation of the Tax Equity Financing Transaction, the lenders under the Vineyard Wind 1 Debt Financing Documents consented to the Tax Equity Financing Transaction and the Corporation entered into an amendment of the Lender Guaranty, which increased the maximum guaranteed amount to approximately $887 million. The aggregate guaranteed amount outstanding of the Lender Guaranty will decrease over time as the Tax Equity Investors fund their investments in the Vineyard Wind 1 Project.

The foregoing description is only a summary of the material provisions of the ECCA and the Lender Guaranty, and are qualified in its entirety by reference to the full text of such agreements, copies of which will be filed by the Corporation as exhibits to its quarterly report on Form 10-K for the year ended December 31, 2023.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANGRID, INC.

By:	/s/ Patricia Cosgel
Name:	Patricia Cosgel
Title:	Senior Vice President – Chief Financial Officer

Dated: October 27, 2023